Exhibit 99.1

FTI Consulting Announces Cash Tender Offer for Any and All of its 6 3⁄4% Senior Notes due 2020

WASHINGTON, August 14, 2015 (GLOBE NEWSWIRE) — FTI Consulting, Inc. (NYSE:FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, announced today the commencement of a cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding $400 million aggregate principal amount of 6 3⁄4% Senior Notes due 2020 (CUSIP No. 302941 AJ8) (the “Notes”). The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated August 14, 2015 (the “Offer to Purchase”) and the related Letter of Transmittal and Notice of Guaranteed Delivery.

The Tender Offer will expire at 5:00 p.m., New York City time, on August 27, 2015, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Tenders of the Notes may be withdrawn at any time prior to the Expiration Time, but may not be withdrawn thereafter, unless the Company is required by applicable law to permit the withdrawal. The Company intends, though is not obligated, to redeem on October 1, 2015 the balance of outstanding Notes, if any remain outstanding after the consummation of the Tender Offer, at 103.375% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the date of redemption. This announcement does not constitute a notice of redemption.

The consideration for each $1,000 principal amount of Notes validly tendered at or prior to the Expiration Time and accepted for purchase pursuant to the Tender Offer will be the consideration set forth in the table below under “Purchase Price.”

Title of Security	CUSIP Number	Principal Amount Outstanding	Purchase Price(1)
6 3⁄4% Senior Notes due 2020	302941 AJ8	$400,000,000	$1,037.88

(1)	Per $1,000 principal amount of Notes and excluding accrued but unpaid interest thereon from the most recent interest payment date for the Notes to, but not including, the Payment Date (as defined below) (“Accrued Interest”). Holders will receive in cash an amount equal to Accrued Interest in addition to the Purchase Price.

The Offer to Purchase is subject to the satisfaction or waiver of a number of conditions, including receipt by the Company, on or prior to the Payment Date (as defined below), of proceeds from borrowings under its revolving credit facility to the extent necessary to provide funds, together with cash on hand to be used for such purpose, to pay the Purchase Price plus Accrued Interest for Notes accepted in the Tender Offer. The Tender Offer is not conditioned on a minimum amount of Notes being tendered. The Company may amend, extend or terminate the Tender Offer in its sole discretion.

The Company anticipates that it will accept for purchase and pay for Notes of holders who validly tender and do not validly withdraw such Notes, or who deliver to the tender agent a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase, at or prior to the Expiration Time. The payment date for Notes tendered at or prior to the Expiration Time is expected to be August 28, 2015 (the “Payment Date”). The payment date for Notes tendered pursuant to the guaranteed delivery procedures is expected to be September 1, 2015 (the “Guaranteed Delivery Payment Date”).

Exhibit 99.1

In addition to the Purchase Price, all holders of Notes accepted for purchase will also receive the Accrued Interest from the most recent interest payment date for the Notes to, but not including, the Payment Date (regardless of whether payment is made on the Payment Date or the Guaranteed Delivery Payment Date).

The Company has retained J.P. Morgan Securities LLC to serve as the Dealer Manager for the Tender Offer. The Company has retained D.F. King & Co., Inc. to serve as the information agent and tender agent for the Tender Offer.

None of the Company or its board of directors, the Dealer Manager, the Trustee or the information agent and tender agent makes any recommendation in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender. Please refer to the Offer to Purchase for a description of the offer terms, conditions, disclaimers and other information applicable to the Tender Offer.

For additional information regarding the terms of the Tender Offer, please contact J.P. Morgan Securities LLC at (800) 834-4666 (toll-free) or (212) 834-2046 (collect). Requests for documents and questions regarding the tender of the Notes may be directed to D.F. King & Co., Inc. at (866) 620-2536 (toll free) or (212) 269-5550 (banks and brokers).

Copies of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://www.dfking.com/fti.

This announcement does not constitute an offer to buy or the solicitation of an offer to sell any Notes in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful. The Tender Offer is made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 4,400 employees located in 26 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The company generated $1.76 billion in revenues during fiscal year 2014. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release includes “forward-looking statements,” which involve uncertainties and risks. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of the Company’s future financial results. When used in this press release, words such as “expects,” “anticipates,” “plans,” “intends,” “believes,” “forecasts”

Exhibit 99.1

and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, the Company’s ability to borrow funds under its revolving credit facility to the extent necessary to fund the Purchase Price and its current intent to redeem any Notes that remain outstanding following the consummation of the Tender Offer, are based upon the Company’s expectations at the time it makes them and various assumptions. The Company’s beliefs are expressed in good faith, and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations and beliefs will be achieved, and the Company’s actual results may differ materially from its expectations and beliefs. The Company is under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

CONTACT: Investor and Media Contact:

         Mollie Hawkes

         +1.617.747.1791

         mollie.hawkes@fticonsulting.com